Exhibit 99.1

Contact:

Kendra Kimmons
Vice President of Marketing & Communications
225-299-3708
kendra.kimmons@amedisys.com

Amedisys Partners with Medalogix to Drive Home Health Innovation

Investment in Nashville Based Predictive Analytics Platform

NASHVILLE, Tenn., (August 29, 2018) - Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice care and personal care company, today announced it has made a minority equity investment in Medalogix, a Nashville based Home Health and Hospice predictive modeling and analytics company.

“We are extremely excited about our partnership with Medalogix,” said Paul Kusserow, President and CEO of Amedisys. “Aligning ourselves with such an innovative and powerful predictive analytics company will not only help to further optimize our current business and provide even better care to our patients, but also, positions us to succeed in new and differentiated payment models. The Medalogix platform helps drive patient insights needed for risk arrangements and better partnerships with Managed Care Organizations. We look forward to working with them to innovate new products, and helping to shape the strategic direction of the company.”

The “shift to value” in the healthcare industry is well underway. CMS has placed focus on the “three-part aim” to: 1) improve individual patient care; 2) provide better health outcomes for populations; and 3) reduce costs. With this charge, home health, guided by technology, stands as an obvious solution, especially as Medicare Advantage enrollment continues to rise and payors seek to form new partnerships that allow patients to receive care in the home and age in place.

“Our industry is in the midst of revolutionary change toward value-based care,” said Elliott Wood, President and CEO of Medalogix. “Healthcare providers who excel in this new world will do so by partnering with technology companies who have an aligned focus. We’re thrilled to partner with an innovative company like Amedisys who shares a common mission of optimal care for each patient. We look forward to working together to improve patient care through new paradigms for the industry.”

Amedisys partners alongside majority investor Coliseum Capital Management, LLC. Chris Shackelton, Chairman of the Medalogix Board and Managing Partner of Coliseum said, “Over the course of our four-year partnership with Medalogix, Elliott and his team have built a technology that is at the forefront of patient focused analytics in healthcare services. Our partnership with Amedisys, a forward-thinking provider with an aligned vision for value-based care, will expand our strategic capabilities as we continue to grow the industry’s only predictive analytics platform for home health.”

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the healthcare industry, our ability to integrate our personal care segment into our business efficiently, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to comply with requirements stipulated in our corporate integrity agreement and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. We partner with 3,000 hospitals and 59,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 17,900 employees, in 420 care centers in 34 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 369,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

About Medalogix:

Medalogix is the only data science company focused exclusively on home health and hospice. The company was founded in 2012 with the desire to help home health agencies identify patients on census at-risk for unplanned rehospitalization. Since that time, Medalogix has developed products and services which help home health providers create clinical programs, manage large populations more efficiently, and drive value to strategic partnerships. Medalogix products have been recognized by Harvard Business Review, HIMSS, Fierce Healthcare, and Becker’s Hospital Review as innovative solutions for improving America’s healthcare system.

For more information, please visit Medalogix at http://medalogix.com/ or follow on Twitter at: @Medalogix.